TRANSAMERICA SERIES TRUST

AMENDMENT TO AMENDED AND RESTATED INVESTMENT SUB-ADVISORY

AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

J.P. MORGAN INVESTMENT MANAGEMENT, INC.

THIS AMENDMENT is dated as of November 1, 2025, to the Amended and Restated Investment Sub-advisory Agreement dated as of July 1, 2025, (the “Agreement”), between Transamerica Asset Management, Inc. and J.P. Morgan Investment Management, Inc.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

Schedule A

As of November 1, 20251

Fund	Investment Sub-advisory Fee[2]
Transamerica JPMorgan Asset Allocation – Conservative VP Transamerica JPMorgan Asset Allocation – Moderate VP Transamerica JPMorgan Asset Allocation – Moderate Growth VP Transamerica JPMorgan Diversified Equity Allocation VP Transamerica International Moderate Growth VP	0.03%

Transamerica JPMorgan Enhanced Index VP Transamerica Multi-Managed Balanced VP3	0.15% of the first $2 billion; 0.13% over $2 billion up to $3 billion; 0.12% over $3 billion up to $4 billion; and 0.11% over $4 billion.[4]

Transamerica JPMorgan Tactical Allocation VP5	0.336% of the first $150 million; 0.306% over $150 million up to $500 million; and 0.29% over $500 million.

1 This Agreement with respect to the Funds currently listed on Schedule A shall have a one-year term.

2 As a percentage of average daily net assets on an annual basis.

3 With respect to such portion of the Portfolio’s assets as shall be allocated to JPMorgan by TAM from time to time.

4 The average daily net assets for the purpose of calculating sub-advisory fees will be determined on the basis of the combined average daily net assets of (i) Transamerica JPMorgan Enhanced Index VP and Transamerica Multi-Managed Balanced VP, each a series of the Trust, (ii) Transamerica Balanced II and Transamerica Multi-Managed Balanced, each a series of Transamerica Funds, and (iii) Aegon Balanced Retirement Opportunities, a separately managed account of Transamerica Life Insurance Company, that are sub-advised by JPMorgan. This contractual fee schedule is to be discounted by 25% so long as aggregate assets in the strategies are above $1.5 billion.

5 If Transamerica JPMorgan Tactical Allocation VP invests in a mutual fund that is part of the JPMorgan family of mutual funds (a “JPMorgan Fund), JPMorgan will waive its sub-advisory fee from TAM with respect to the Transamerica JPMorgan Tactical Allocation VP to the extent of any advisory fee received by JPMorgan from such JPM Fund attributable to the assets of Transamerica JPMorgan Tactical Allocation VP invested in such JPM Fund.

In all other respects, the Agreement dated July 1, 2025 is confirmed and remains in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date set forth above.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT, INC.

By:	/s/ Robert Kravantka
Name:	Robert Kravantka
Title:	Vice President